Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

ERIC A. SPIEGEL JOINS DOVER'S BOARD AS INDEPENDENT DIRECTOR

Downers Grove, IL, February 9, 2017 - Dover (NYSE: DOV) today announced the appointment of Eric A. Spiegel, former President and Chief Executive Officer of Siemens USA, to its Board of Directors. The appointment of Mr. Spiegel, which is effective immediately, increases the size of the Board from 12 to 13 directors. Mr. Spiegel will serve on the Board’s Audit Committee.

Robert A. Livingston, Dover's President and Chief Executive Officer, said, "Eric Spiegel is an excellent addition to our Board. As a business leader with diversified, global experience and deep expertise in strategy development, he will be a valuable asset to Dover. We welcome him to our Board and look forward to his contributions to Dover’s continued success.”

Mr. Spiegel is a growth-focused, strategic leader with management and global consulting experience in the energy, power, water, manufacturing, mobility, automotive and healthcare fields. As President and CEO of Siemens USA from 2010 to 2016, Mr. Spiegel, 59, oversaw an organization with more than $20 billion in sales, 50,000 employees, 42 business units and approximately 70 manufacturing locations. Mr. Spiegel joined Siemens after 25 years of global consulting experience at Booz & Company, Inc. (now known as Strategy&) and Booz Allen Hamilton, Inc., most recently serving as Managing Partner, Global Energy and Chemicals, and Managing Partner of the firm’s Washington, D.C. office. Mr. Spiegel completed his undergraduate studies in Economics with honors at Harvard University, and holds an MBA from the Tuck School at Dartmouth College, where he was a Tuck scholar.

About Dover:
Dover is a diversified global manufacturer with annual revenue exceeding $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at www.dovercorporation.com.